Exhibit 23.1

PKF Brisbane Audit ABN 33 873 151 348 Level 6, 10 Eagle Street Brisbane, QLD 4000 Australia +61 7 3839 9733 brisbane@pkf.com.au pkf.com.au

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 31, 2023, relating to the financial statements of Incannex Healthcare Limited, which appears in the Incannex Healthcare Limited’s Annual Report on Form 20-F for the year ended June 30, 2023.

/S/ PKF BRISBANE AUDIT

Brisbane, Australia

December 20, 2023

PKF Brisbane Pty Ltd is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separately owned legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s). Liability limited by a scheme approved under Professional Standards Legislation